Exhibit 99.1

Contact:	Thomas J. Sargeant	John Christie
	Chief Financial Officer	Sr. Director Investor Relations & Research
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4635	703-317-4747
For Immediate Release
AVALON BAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2006 was $42,901,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.57 for the quarter ended September 30, 2006, compared to $1.30 for the comparable period of 2005, a per share decrease of 56.2%. This decrease is primarily attributable to gains on the sale of assets in 2005, partially offset by growth in income from existing and newly developed communities. For both of the nine months ended September 30, 2006 and 2005, EPS was $2.95.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2006 was $83,916,000, or $1.11 per share compared to $68,091,000, or $0.91 per share for the comparable period of 2005, a per share increase of 22.0%. FFO per share for the quarter ended September 30, 2006 includes $0.01 per share from gains on the sale of a land parcel and the final installment on the disposition of the Company’s investment in a technology venture. Adjusting for these non-routine items, FFO per share increased approximately 21% during the quarter ended September 30, 2006 as compared to 2005, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share for the nine months ended September 30, 2006 increased by 15.8% to $3.29 from $2.84 for the comparable period of 2005. FFO per share for the nine months ended September 30, 2006 includes $0.18 per share related to the sale of two land parcels and the final installment from the sale of a technology venture. FFO per share for the nine months ended September 30, 2005 includes several non-routine items totaling $0.11 per share. Adjusting for these non-routine items in both nine-month periods, FFO per share increased 13.9%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “Same-store NOI increased almost 10% year-over-year, our highest NOI growth in five years, allowing us to raise our full-year financial outlook. Job growth, modest supply and the large gap between the cost to rent and the cost to own will support continued NOI growth into 2007.”
Operating Results for the Quarter Ended September 30, 2006 Compared to the Quarter Ended September 30, 2005
For the Company, including discontinued operations, total revenue increased by $10,653,000, or 6.0% to $187,667,000. For Established Communities, rental revenue increased 7.3%, comprised of an increase in Average Rental Rates of 6.9% and an increase in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $9,645,000 to $142,382,000. Operating expenses for Established Communities increased $1,049,000, or 2.4% to $44,983,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $8,596,000, or 9.7%, to $97,399,000.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2005 to the third quarter of 2006:

3Q 06 Compared to 3Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.5%	3.7%	4.9%	41.2%
Mid-Atlantic	8.9%	2.2%	12.0%	17.4%
Midwest	4.9%	(12.9%)	19.7%	2.3%
Pacific NW	10.8%	3.8%	14.9%	4.4%
No. California	9.6%	1.1%	13.9%	22.3%
So. California	7.1%	5.1%	7.9%	12.4%

Total	7.3%	2.4%	9.7%	100.0%

1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

3Q 06 vs 3Q 05
Rental Revenue Change — GAAP Basis	7.3%

Rental Revenue Change with Concessions on a Cash Basis	8.7%

Operating Results for the Nine Months Ended September 30, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $25,342,000, or 4.9% to $545,287,000. For Established Communities, rental revenue increased 6.7%, comprised of an increase in Average Rental Rates of 5.9% and an increase in Economic Occupancy of 0.8%. As a result, total revenue for Established Communities increased $25,960,000 to $416,127,000, and operating expenses for Established Communities increased $3,680,000 or 2.9% to $129,802,000. Accordingly, NOI for Established Communities increased by $22,280,000 or 8.4% to $286,325,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005:

YTD 2006 Compared to YTD 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.6%	4.3%	4.8%	41.7%
Mid-Atlantic	8.5%	1.8%	11.5%	17.5%
Midwest	2.3%	(2.5%)	5.4%	2.2%
Pacific NW	9.5%	6.4%	11.2%	4.4%
No. California	8.0%	2.1%	10.7%	22.5%
So. California	6.8%	0.8%	9.3%	11.7%

Total	6.7%	2.9%	8.4%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.
Development and Redevelopment Activity
The Company completed the development of two communities during the third quarter of 2006. Avalon Camarillo, located in Ventura County, CA, is a garden-style community containing 249 apartment homes and was completed for a Total Capital Cost of $48,100,000. Avalon Del Rey, located in Los Angeles, CA, is a garden-style community containing 309 apartment homes and was completed for a Total Capital Cost of $70,000,000. In the fourth quarter of 2006, the Company expects to complete a previously arranged transaction to admit a 70% partner to the joint venture which owns Avalon Del Rey, while retaining a 30% investment interest.
The Company commenced construction of two wholly-owned communities during the third quarter of 2006: Avalon Encino, located in Los Angeles, CA, and Avalon Bowery Place II, located in New York, NY. Avalon Encino is expected to contain 131 apartment homes when completed for a Total Capital Cost of $61,500,000. Avalon Bowery Place II is an additional phase of a multi-phase, mixed-use community that is expected to contain an aggregate of 657 apartment homes and 109,600 square feet of retail space for a Total Capital Cost of $307,400,000.
In addition, the Company commenced the redevelopment of Avalon at AutumnWoods located in Fairfax, VA. Avalon at AutumnWoods is a wholly-owned garden-style community containing 420 apartment homes with an expected Total Capital Cost to redevelop this community of $7,100,000, excluding costs incurred prior to the start of redevelopment.
Acquisition Activity
During the third quarter of 2006, the Company agreed to purchase its partner’s 51% interest in Avalon Run, a community developed through a general partnership in 1994. Avalon Run is a garden-style community containing 426 apartment homes, located in Lawrenceville, NJ. The Company expects to complete the acquisition in the fourth quarter of 2006, at which time Avalon Run will be a wholly-owned community.
In October 2006, the Company acquired Southgate Crossing, located in Columbia, MD, for a purchase price of $35,850,000. Southgate Crossing is a wholly-owned, garden-style apartment community containing 215 apartment homes.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Investment Management Fund Activity
During the third quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), acquired one community. The Springs, located in Corona, CA, part of the Inland Empire, is a garden-style community containing 320 apartment homes and was acquired for a purchase price of $47,120,000. The Fund is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
Financing, Liquidity and Balance Sheet Statistics
In July 2006, the Company repaid $150,000,000 of unsecured notes with an annual interest rate of 6.8%, pursuant to their scheduled maturity.
In September 2006, the Company issued a total of $500,000,000 of unsecured notes under its existing shelf registration statement. The offering consisted of two separate $250,000,000 tranches with effective interest rates of 5.586% and 5.820%, maturing in 2012 and 2016, respectively.
As of September 30, 2006, the Company had no amounts outstanding under its $500,000,000 unsecured credit facility, and had $186,882,000 in unrestricted cash and cash equivalents on hand. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 22.5% at September 30, 2006. Unencumbered NOI for the nine months ended September 30, 2006 exceeded 80% and Interest Coverage for the third quarter of 2006 was 3.8 times.
Fourth Quarter and Full Year Outlook
Due to changes in previously planned dispositions, the Company has decreased projected EPS to a range of $0.54 to $0.58 for the fourth quarter of 2006, resulting in projected EPS of $3.49 to $3.53 for the full year 2006.
Strong apartment fundamentals in the Company’s markets drove revenue and NOI growth, resulting in better than expected operating results for the third quarter of 2006. As such, the Company has increased the range for Projected FFO per share to $4.36 to $4.40 for the full year 2006.
The Company expects to release its fourth quarter and full year 2006 earnings on January 31, 2007 after the market closes. The Company expects to hold a conference call on February 1, 2007 at 1:00 PM EST to discuss the fourth quarter and full year 2006 results, as well as the financial outlook for 2007.
Fourth Quarter 2006 Conference/Event Schedule
The Company is scheduled to participate in the 2006 NAREIT Annual Convention on November 8-10, 2006 and will host the following events during the convention:

4Q 2006 Conference/Event Schedule

Conference/Event	Date
Development Site Tour: Avalon at Dublin Station I	Nov. 7
Property Tour and Avalon at Mission Bay I & II	Nov. 8

Presentation material that may address matters such as the Company’s operations and development program will be available on November 7, 2006 at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on October 26, 2006 at 1:00 PM EDT to review and answer questions about its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from October 26, 2006 at 3:00 PM EDT until November 2, 2006 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 6574941.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.
As of September 30, 2006, the Company owned or held a direct or indirect ownership interest in 163 apartment communities containing 47,445 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and four communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Report on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
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Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations
Attached at the end of this release are definitions and reconciliations of the following non-GAAP financial measures that are cited in this release:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3		Q3	YTD	YTD
	2006		2005	2006	2005
Net income	$45,076		$99,128	$229,122	$225,649
Dividends attributable to preferred stock	(2,175)		(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	40,916		39,338	122,787	120,220
Minority interest expense, including discontinued operations	99		291	297	1,072
Gain on sale of previously depreciated real estate assets	—		(68,491)	(97,411)	(128,751)

FFO attributable to common stockholders	$83,916		$68,091	$248,270	$211,665

Average shares outstanding — diluted	75,688,899		75,004,767	75,504,026	74,627,782
EPS — diluted	$0.57		$1.30	$2.95	$2.95

FFO per common share — diluted	$1.11	(1)	$0.91	$3.29 (2)	$2.84 (3)

(1)	FFO per common share — diluted for the three months ended September 30, 2006 includes $0.01 per share from gains on the sale of a land parcel and the final installment on the sale of a technology venture.

(2)	FFO per common share — diluted for the nine months ended September 30, 2006 includes $0.18 per share of non-routine items related to the gains on sale of two land parcels and the final installment from the sale of a technology venture.

(3)	FFO per common share — diluted for the nine months ended September 30, 2005 includes the following non-routine items, totaling $0.11 per share:
–	Gains on the sale of two land parcels;

–	Gain on sale of a technology venture; and

–	Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities.

The above items were partially offset by:

–	Separation costs due to the departure of a senior executive; and

–	Accrual of costs related to various litigation matters.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Full Year 2006	$3.49	$3.53
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.30)	(1.34)

Projected FFO per share (diluted) — Full Year 2006	$4.36	$4.40

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Net income	$45,076	$99,128	$229,122	$225,649
Property management and other indirect operating expenses	8,154	8,442	25,092	23,164
Corporate-level other income	(1,585)	(1,378)	(4,184)	(3,432)
Investments and investment management	1,388	1,211	5,257	3,374
Interest expense, net	26,937	31,790	82,195	96,021
General and administrative expense	5,633	5,857	18,395	19,278
Joint venture income and minority interest	(454)	107	(629)	(5,803)
Depreciation expense	40,364	38,787	121,518	117,481
Gain on sale of real estate assets	(505)	(68,491)	(111,082)	(133,368)
Income from discontinued operations	—	(3,686)	(1,147)	(11,978)

NOI from continuing operations	$125,008	$111,767	$364,537	$330,386

Established:
Northeast	$34,836	$33,222	$102,190	$97,513
Mid-Atlantic	17,882	15,967	52,820	47,385
Midwest	1,844	1,540	5,288	5,014
Pacific NW	5,525	4,810	16,030	14,418
No. California	26,896	23,609	79,043	71,397
So. California	10,416	9,655	30,954	28,318

Total Established	97,399	88,803	286,325	264,045

Other Stabilized	14,997	13,963	43,775	39,715
Development/Redevelopment	12,612	9,001	34,437	26,626

NOI from continuing operations	$125,008	$111,767	$364,537	$330,386

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through September 30, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Income from discontinued operations	$—	$3,686	$1,147	$11,978
Interest expense, net	—	—	—	—
Depreciation expense	—	411	—	3,026

NOI from discontinued operations	$—	$4,097	$1,147	$15,004

NOI from assets sold	$—	$4,097	$1,147	$15,004
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$—	$4,097	$1,147	$15,004

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

	Q3	Q3
	2006	2005
Rental revenue (GAAP basis)	$142,310	$132,663
Concessions amortized	2,232	4,901
Concessions granted	(1,252)	(5,798)

Rental revenue (with Concessions on a Cash Basis)	$143,290	$131,766

% change — GAAP revenue	7.3%

% change — cash revenue	8.7%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the nine months ended September 30, 2006 as well as prior years’ activities is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2006 are as follows (dollars in thousands):

Net income	$45,076
Interest expense, net	26,937
Depreciation expense	40,364

EBITDA	$112,377

EBITDA from continuing operations	$112,377
EBITDA from discontinued operations	—

EBITDA	$112,377

EBITDA from continuing operations	$112,377
Land gains	(505)

EBITDA from continuing operations, excluding land gains	$111,872

Interest expense, net	$26,937
Dividends attributable to preferred stock	2,175

Interest charges	$29,112

Interest coverage	3.8

For further explanations and definitions of all capitalized terms used in this release, see Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”, which is available with the full earnings release available on the Company’s website at http://www.avalonbay.com/earnings or by contacting the company.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved